Exhibit 16

December 28, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of Natrol, Inc.’s Form 8-K dated December 28, 2004, and have the following comments:

1.               We agree with the statements made in Sentences 1, 3, and 4 of paragraph 1 and paragraph 2 of Item 4.01(a)

2.               We have no basis on which to agree or disagree with the statements made in sentence 2 of paragraph  1 of Item 4.01(a)

3.               We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP
Los Angeles, California